Exhibit 99.1

Aeglea BioTherapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Program Updates

Jeffrey Goldberg, experienced biotech executive, appointed president and CEO; further strengthened senior management team with appointments of chief medical officer and chief product officer

$57.3 million of cash, cash equivalents, marketable securities, and restricted cash as of December 31, 2022, which is expected to fund operations into the fourth quarter of 2023

Austin, Texas, March 2, 2023 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today announced financial results for the fourth quarter and full year 2022, and provided program updates.

“Since joining the company, I have been impressed by the programs and the potential impact that they may have on patient lives. In 2023, we are highly focused on execution, specifically the generation of data from our pegtarviliase Phase 1/2 clinical trial in Classical Homocystinuria and, assuming success with those data, preparations to advance into a potential pivotal trial,” said Jeffrey Goldberg, president and chief executive officer of Aeglea. “We are also continuing to work with our partner Immedica Pharma AB to support the EMA [European Medicines Agency] review process for the Marketing Authorization Application for pegzilarginase for the treatment of Arginase 1 Deficiency. A decision by the EMA regarding the approval of the pegzilarginase Marketing Authorization Application is expected in late 2023. By delivering on these objectives, I believe we will be in a strong position to bring forward solutions that can positively impact the lives of our patient communities.”

Program and Corporate Updates

Pegtarviliase in Homocystinuria

•
Received Fast Track Designation from the U.S. Food and Drug Administration (FDA). Fast Track Designation is designed to expedite the FDA's review of innovative, new drugs that demonstrate the potential to address unmet medical need.
•
Announced in late November 2022 the completion of dosing of two patients in the third cohort of the Phase 1/2 clinical trial. Patients in the third cohort receive 1.35 mg/kg of pegtarviliase administered subcutaneously once weekly.

Pegzilarginase in Arginase 1 Deficiency

•
Transitioning patients who participated in the PEACE Phase 3 long-term extension (LTE) and Phase 1/2 open-label extension (OLE) studies into one simplified open-label trial. The PEACE LTE and Phase 1/2 OLE studies were closed in the first quarter of 2023.
•
Continuing to progress the review of the Marketing Authorization Application submission with the EMA for the potential approval of pegzilarginase. EMA approval can facilitate possible patient access and regulatory approval in many other geographies, including Latin America and the Middle East.

Corporate

•
Appointed Jeffrey Goldberg, a highly experienced executive with strong operational and rare disease background, as president and chief executive officer.
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Strengthened senior management team with the promotions of Linda Neuman, MD, MBA, to chief medical officer and Cortney Caudill, MBA, to the newly created role of chief product officer. Ms. Caudill will serve as a strategic leader and team supervisor of Aeglea’s clinical programs.

•
Implemented changes to corporate structure to increase operational efficiency. Additionally, the company halted preclinical work on Cystinuria and other unnamed pipeline programs. The company will evaluate potential strategic options for these programs in order to maximize their value.

Upcoming Events

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ACMG Annual Clinical Genetics Meeting, Salt Lake City, Utah
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Long-Term Efficacy and Safety of Pegzilarginase for Arginase 1 Deficiency: 2 Years of Experience in the Phase 2 Extension Study
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Featured platform presentation on March 16, 2023 at 8:45-9:00 am MST

Fourth Quarter 2022 Financial Results

Aeglea recognized development fee revenues of $0.2 million in the fourth quarter of 2022, as a result of its license and supply agreement with Immedica Pharma AB for the commercial rights to pegzilarginase in Europe and several countries in the Middle East (License and Supply Agreement). The revenues recorded in the fourth quarter of 2022 are related to manufacturing services. Aeglea recognized $3.6 million for the fourth quarter of 2021 in development fee revenues.

Research and development expenses totaled $14.3 million for the fourth quarter of 2022 and $16.8 million for the fourth quarter of 2021. The decrease was primarily related to a decrease in Biologics License Application (BLA) activities for pegzilarginase and reductions in headcount and recruiting activities.

General and administrative expenses totaled $5.0 million for the fourth quarter of 2022 and $7.3 million for the fourth quarter of 2021. This decrease was primarily due to a reduction in commercialization activities for pegzilarginase and a reduction in headcount and related expenses.

Net loss totaled $18.8 million and $20.4 million for the fourth quarter of 2022 and 2021, respectively, which includes non-cash stock compensation expense of $1.4 million and $2.1 million for the fourth quarter of 2022 and 2021, respectively.

Full Year 2022 Financial Results

As of December 31, 2022, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $57.3 million. The company expects its cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2023.

Aeglea recognized development fee revenues of $2.3 million in the year ended December 31, 2022, as a result of its License and Supply Agreement. The revenues recorded in the year ended December 31, 2022 are primarily related to the PEACE Phase 3 clinical trial and the submission of the BLA. Aeglea recognized $18.7 million in license and development fee revenues for the year ended December 31, 2021.

Research and development expenses totaled $58.6 million for the year ended December 31, 2022 and $57.1 million for the year ended December 31, 2021. The increase was primarily associated with activities involved in closing the PEACE Phase 3 trial and initiation activities for the new open-label study for the treatment of patients with Arginase 1 Deficiency and Investigational New Drug-enabling activities conducted for AGLE-325 in the first half of the year. These increases were partially offset by decreases due to the completion of non-clinical toxicology studies for pegtarviliase and a reduction in preclinical lab activities.

General and administrative expenses totaled $28.5 million for the year ended December 31, 2022 and $27.3 million for the year ended December 31, 2021. This increase was primarily due to an increase in commercial capabilities and infrastructure expenses in the first half of the year.

Net loss totaled $83.8 million and $65.8 million for the years ended December 31, 2022 and 2021, respectively, which includes non-cash stock compensation expense of $7.1 million and $8.0 million for the years ended December 31, 2022 and 2021, respectively.

About Pegtarviliase in Homocystinuria

Pegtarviliase is a novel recombinant human enzyme, which is engineered to reduce elevated levels of total homocysteine circulating in the plasma by degrading the amino acid homocysteine and its dimer. Pegtarviliase is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of total homocysteine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including lens dislocation, skeletal abnormalities, vascular complications and neurologic effects, as well as the potential for sudden and early death. In preclinical studies, pegtarviliase improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. Pegtarviliase has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease and Fast Track Designations.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme engineered to degrade the amino acid arginine and has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality. The PEACE Phase 3 clinical trial met its primary endpoint with a 76.7% reduction in mean plasma arginine compared to placebo. Additionally, 90.5% of pegzilarginase treated patients achieved normal plasma arginine levels.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. Aeglea is investigating pegtarviliase in an ongoing Phase 1/2 clinical trial for the treatment of Classical Homocystinuria. Pegtarviliase has been granted Rare Pediatric Disease Designation. Aeglea’s other clinical program, pegzilarginase, achieved the primary endpoint of arginine reduction in the PEACE Phase 3 clinical trial and has received both Rare Pediatric Disease and Breakthrough Therapy Designations. The Marketing Authorization Application for pegzilarginase is currently under review with the European Medicines Agency. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to achieve further cost-savings and organizational efficiencies, the timing of announcements and updates relating to our clinical trials and related data, including the clinical data for our Phase 1/2 trial of pegtarviliase in Classical Homocystinuria, the timing and success of our clinical trials and related data, including the potential initiation of a Phase 3 trial of pegtarviliase in Classical Homocystinuria, the timing and expectations for regulatory submissions and approvals, including the Marketing Authorization Application for pegzilarginase in Europe the expected impact of macroeconomic conditions, including inflation and rising interest rates, our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments under our agreement with Immedica, our ability to enroll patients into our clinical trials, the expected impact of macroeconomic conditions, including inflation and rising interest rates, on our operations and clinical trials, success in our collaborations, the length of time that we believe our existing cash resources will fund operations, the number of possible treatment candidates in potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (SEC), and our other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.
Vice President, Investor Relations & Corporate Communications
512.399.5458
investors@aeglea.com

media@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,863	$15,142
Marketable securities	20,848	77,986
Development receivable	375	815
Prepaid expenses and other current assets	6,172	4,948
Total current assets	62,258	98,891
Restricted cash	1,553	1,838
Property and equipment, net	3,220	4,549
Operating lease right-of-use assets	3,430	3,806
Other non-current assets	683	842
TOTAL ASSETS	$71,144	$109,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$677	$3,319
Operating lease liabilities	625	436
Deferred revenue	517	2,359
Accrued and other current liabilities	12,837	14,030
Total current liabilities	14,656	20,144
Non-current operating lease liabilities	4,004	4,608
Deferred revenue, net of current portion	2,179	1,217
Other non-current liabilities	—	16
TOTAL LIABILITIES	20,839	25,985
Commitments and Contingencies (Note 9)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2022 and 2021; no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2022 and 2021, 65,350,343 shares and 49,355,130 shares issued and outstanding as of December 31, 2022 and 2021, respectively	6	5
Additional paid-in capital	475,971	425,765
Accumulated other comprehensive (loss) income	(48)	(20)
Accumulated deficit	(425,624)	(341,809)
TOTAL STOCKHOLDERS’ EQUITY	50,305	83,941
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,144	$109,926

Aeglea BioTherapeutics, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021	2020
Revenue:
License	$—	$12,000	$—
Development fee	2,329	6,739	—
Total revenue	2,329	18,739	—

Operating expenses:
Research and development	58,579	57,069	59,638
General and administrative	28,531	27,319	21,843
Total operating expenses	87,110	84,388	81,481
Loss from operations	(84,781)	(65,649)	(81,481)

Other income (expense):
Interest income	837	111	593
Other expense, net	(7)	(122)	(5)
Total other income (expense)	830	(11)	588
Loss before income tax expense	(83,951)	(65,660)	(80,893)
Income tax benefit (expense)	136	(141)	—
Net loss	$(83,815)	$(65,801)	$(80,893)

Net loss per share, basic and diluted	$(0.99)	$(1.00)	$(1.52)
Weighted-average common shares outstanding, basic and diluted	84,280,785	65,744,611	53,371,730